The Mortgage Corporation

Northeast Regional Office
Federal Home Loan Mortgage Corporation
          2001 Jefferson Drive Hwy., Suite 901, Arlington, VA 22202
                             Phone (703) 685-2400



                                                          January 10, 1980


Mr. Richard D. Bank
President
First Mortgage Service Company
222 Keswick Avenue
Glenside, PA  19038

Dear Mr. Bank:

It is with pleasure that I advise you that your application to become a Federal Home Loan Mortgage Corporation Seller/Servicer has been approved for conventional one-four family and FHA/VA loans. According to the information contained in your application, your organization has had very limited multi-family experience; therefore, we have not approved you for this program at this time. If you feel that there is information available which should change our decision that was not set forth in your application, you may reapply for approval of this program at any time. We would ask that you document your request.

The FHLMC Seller/Servicer number assigned to your Institution is 1915-01. Please use this number on all contracts and official documentation when transacting business with FHLMC.

Information concerning the sale and servicing of loans for Federal Home Loan Mortgage Corporation is contained in our Sellers' Guide, Servicers' Guide and Servicers' Accounting and Reporting Guide (all of which are issued in one loose-leaf binder) and in the Invitations for Offers which are periodically issued by The Mortgage Corporation. I urge you to carefully review the contents of our Guides and Invitations prior to the time you enter into a contract to sell loans to us.

In connection with our approval of your organization as a Seller/Servicer, the following requirements should be noted:
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         1. All loans submitted to FHLMC must be originated  utilizing the FHLMC
         Application and Appraisal forms, and Uniform Mortgage Instruments, without modification.

         2. The loan servicing for FHLMC must be performed by personnel of your organization or a wholly-owned subsidiary.

         3. In order to retain status as an approved Seller/Servicer, you must submit annually your year-end audited financial statement together with a report from the independent accountant relative to the examination of mortgage loan operations substantially in the form and content as shown on FHLMC Form 16 (as reproduced in the FHLMC Accounting Guide). We also must be notified should any change occur in the ownership of your institution.

         4. Prior to the time you enter into your first contract with us, the personnel responsible for your loan submissions, servicing and accounting must visit our office to review our requirements and reports.

I believe you will find everyone here extremely willing to make the relationship between your staff and ours a pleasant one, and that they will be able to answer any questions you may have. In order for this meeting to be more beneficial, we recommend that your staff review the appropriate sections of the FHLMC Guide which covers their area of responsibility. Please contact Mr. Louis Paretti, Vice President-Operations at (703) 685-2444 whenever you would like to come to our office so that we can arrange for the appropriate personnel to be available to you.

It is a pleasure to welcome you as a Seller/Servicer. Please do not hesitate to call us whenever you have any questions.

                                                          Sincerely,

                                                          /s/ David G. Herold
                                                          -------------------
                                                          David G. Herold
                                                          Senior Vice President